UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2005

SPINNAKER EXPLORATION COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-16009	76-0560101
(Commission File Number)	(IRS Employer Identification No.)

1200 Smith Street, Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 759-1770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Spinnaker Exploration Company (NYSE: SKE) announced today that net daily production of approximately 100 million cubic feet of gas equivalent (“MMcfge”) is currently shut-in due to storm activity, and the Company anticipates that an additional 50 MMcfge will be shut-in by the end of the day on September 22. The Company anticipates that production will begin coming back online on September 25 or 26.

Additionally, drilling and/or completion operations have been suspended at four locations where Spinnaker is either the operator or where the Company holds an interest. The Company is in the process of evacuating all of its personnel from the Gulf of Mexico.

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of oil and gas in the U.S. Gulf of Mexico and West Africa. To learn more about Spinnaker, the Company’s website may be accessed at www.spinnakerexploration.com.

Certain statements in this disclosure are forward-looking and are based upon Spinnaker’s current belief as to the outcome and timing of future events that are subject to numerous uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in oil and gas prices, operating risks and other risk factors as described in Spinnaker’s Annual Report on Form 10-K for the year ended December 31, 2004 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Spinnaker’s actual results and plans could differ materially from those expressed in the forward-looking statements. The forward-looking statements in this disclosure are made only as of the date hereof, and Spinnaker undertakes no obligation to update such forward-looking statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINNAKER EXPLORATION COMPANY

Date: September 21, 2005	By:	/s/ JEFFREY C. ZARUBA
	Name:	Jeffrey C. Zaruba
	Title:	Vice President, Treasurer and Assistant Secretary

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